                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE

PRESS CONTACT:                              INVESTOR CONTACT:
Charlotte Fox                               Kevin Zuccala
DLJdirect Inc.                              Donaldson, Lufkin & Jenrette
201.308.3562                                ir@DLJ.com
                                            212.892.4693


                   DLJdirect REPORTS RECORD SIX MONTH REVENUES

 -- $84 MILLION IN REVENUES PRODUCES SECOND BEST QUARTER IN COMPANY HISTORY --

--------------------------------------------------------------------------------

JERSEY CITY, N.J. -- JULY 18, 2000 -- DLJdirect (NYSE: DIR), the online brokerage service of Donaldson, Lufkin & Jenrette, Inc. (NYSE: DLJ), today reported revenues of $84.0 million for the second quarter ended June 30, 2000, a 40 percent increase over the $60.0 million in revenues reported for the comparable period a year ago and 27 percent below the $114.7 million for the first quarter of 2000. DLJdirect also reported a net loss of $6.6 million, or $(0.06) per share (diluted), for the second quarter of 2000, compared to net income of $5.1 million, or $0.05 per share (diluted) for the same period last year and $0.13 per share (diluted) for the first quarter of 2000.

"We are proud to report that we have achieved the ambitious objectives we set for ourselves over a year ago. Daily trading volume increased 62 percent year-over-year, active accounts increased 69 percent, and customer assets grew by 107 percent. Internationally, DLJdirect is also recognized as a leading provider of online brokerage services in Japan and the UK. And -- iNautix completed its 10th consecutive quarter of record revenue generation," said Blake Darcy, Chief Executive Officer.

"Unprecedented market volatility over the past three months made for a challenging quarter for the online brokerage industry," continued Darcy. "The NASDAQ Composite fell more than 40% from its record high set in March, yet we generated quarterly revenues of $84.0 million -- our second best quarter ever. As of June 30, 2000, worldwide customer accounts approached one million and customer assets totaled $27.5 billion."

SECOND QUARTER RESULTS

Commissions totaled $45.5 million in the second quarter, up 27 percent over the comparable period one year ago and a 39 percent decline from the first quarter of 2000, as investor activity slowed in reaction to volatile market conditions. Fee income of $17.7 million, reflected a 44 percent increase over last year. iNautix Technologies Inc., DLJdirect's technology subsidiary, continued to increase its contribution to fee income by posting record quarterly fees of $9.5 million, up 53 percent from one year ago. iNautix designs, develops, and hosts global e-commerce solutions, and its products are now being used by more than 300 financial services firms. iNautix is expanding its technology development operations in India, the United Kingdom, and Hong Kong. It is presently staffed by 431 technical people, of whom 53 are located outside the United States.

Interest revenues more than doubled year-over-year to $19.1 million as DLJdirect's strategy to focus on high-net-worth individuals resulted in increased margin activity. Underwriting revenues of $1.6 million were essentially flat versus last year (after excluding revenues earned from DLJdirect's IPO). DLJdirect served as co-manager for 10 securities offerings during the quarter, and was the number one, exclusive online distributor of IPOs for both the first half and second quarter of 2000, according to Securities Data Company.

Total expenses totaled $91.9 million for the second quarter, versus $48.8 million last year, as the company continued to invest in building brand awareness -- as well as in technology, personnel and infrastructure, and customer service representatives.

"We are continuing to build our franchise both domestically and internationally. The online brokerage industry is still in its early stages in terms of worldwide customer penetration. We are making significant investments to ensure that DLJdirect remains the highest quality, lowest cost provider of electronic brokerage services worldwide," said Glenn Tongue, President of DLJdirect.


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

SIX-MONTH RESULTS

Revenues for the six months ended June 30, 2000 reached a record $198.7 million, 85 percent higher than last year. Commissions grew by 77 percent to $120.1 million, while fees increased by 69 percent to $36.4 million, as iNautix continued to generate record revenues, up 70 percent over last year to $17.9 million. Interest grew 160 percent to $37.5 million, as assets, free credits, and margin debits posted strong increases over the prior period. Pretax, pre-marketing earnings increased to $55.6 million, versus $41.8 million last year.

INTERNATIONAL RESULTS

The international component of DLJdirect's business generated significant growth in the second quarter -- with international activities representing 20 percent of total trades, 12 percent of active accounts, and 11 percent of client assets.

"One year ago, DLJdirect provided a premiere online brokerage service to a largely domestic audience. As planned, our profitable domestic operation subsidizes our strategic international expansion efforts. Our international franchises have already achieved leadership positions across several key parameters of market success. DLJdirect is now a highly ranked online broker in Japan and the UK, and we're well-positioned to launch into Hong Kong this fall," said Darcy.

DLJdirect SFG Securities Inc., which began operations in Japan one year ago, is ranked as the fourth-largest broker by client assets and rated the number one online broker by two independent surveys. The company processed 6,300 trades per day for the second quarter, up 34 percent over the first quarter of 2000. Total accounts grew by 31 percent over last quarter to 59,000, and active accounts grew by 10,000 -- or 37 percent -- to 37,000. DLJdirect SFG continued to expand its product and service offerings with PC voice-recognition capabilities, allowing investors to trade securities by speaking into their computers.

DLJdirect UK is currently ranked the fourth-largest online broker -- after only nine months of operation -- with an estimated ten percent market share. Active customer accounts totaled

19,000 as of June 30, 2000, up 46 percent over the first quarter of 2000. Total customer accounts numbered 40,000.

"Now that we have established critical mass and good brand awareness in the UK, we've begun to enhance our franchise to embrace a Pan-European strategy," said Darcy.

DLJ Hutchison direct Limited, a joint venture with Hutchison Whampoa, will serve investors in Hong Kong, Taiwan, mainland China, Singapore, and other Asian countries. This venture is expected to launch its first service in Hong Kong this fall.

DLJdirect-EUnion, headquartered in Dubai, provides online financial services for Arabic-speaking markets throughout the Middle East. This venture -- the first U.S. online broker to enter this market -- launched in April of this year.

QUARTERLY HIGHLIGHTS

o DLJdirect opened its first U.S. retail branch office in the affluent Boca Raton area of Florida. The office offers computers for customer use, as well as monitors displaying the DLJdirect Web site and televised financial news broadcasts. Experienced investment professionals are on hand to demonstrate DLJdirect's broad array of financial products and services.
o DLJdirect announced an agreement to provide Bessemer Trust clients the opportunity to open an online trading account that complements their full-service investment and wealth management accounts.
o DLJdirect partnered with MBNA America Bank, N.A., a bank holding company, to offer DLJdirect's services to its credit card customers. Likewise, DLJdirect will offer MBNA credit cards to its customers.
o DLJdirect announced a partnership with Internet Financial Network (IFN) to provide Infogate(TM), IFN's real-time information service and desktop tool, to its nearly one million customers.
o DLJdirect announced the availability of special wireless product and service offerings from GoAmerica, Inc., a nationwide wireless Internet service provider. DLJdirect Anywhere(TM) Wireless Services may be accessed through the GoAmerica Go.Web service.
o DLJdirect and Nationwide Trust Company agreed to offer DLJdirect brokerage services to participants in employee benefit plans administered by Nationwide. Under the terms of the agreement, DLJdirect will be the sole provider of self-directed brokerage accounts within Nationwide's participant-directed, employer-sponsored retirement plans.
o DLJdirect and CPAdirectory.com(TM), an online database containing over 450,000 Certified Public Accountants (CPA), launched a joint marketing initiative designed exclusively for members of CPAdirect, the professional registry of CPAdirectory.com.

o DLJdirect selected SpeechWorks to provide speech recognition to enhance TradeTalk, its telephone brokerage system. The new speech-enabled system allows DLJdirect customers to request quotes and conduct trades for all U.S. stocks and mutual funds simply by speaking into any phone.
o DLJdirect launched its first cell phone trading access in a partnership with AT&T Wireless Services. DLJdirect is featured as an online brokerage partner on the Finance Channel of AT&T's Digital PocketNet(R) Service.
o iNautix Technologies signed a strategic alliance with Cognizant Technologies to establish a large dedicated e-business development capability in India. Additionally, iNautix opened a new technology center in East Brunswick, N.J. to facilitate its growth.

AWARDS AND ACCOLADES

o DLJdirect was named "Best Bet" by PC WORLD, in the prestigious consumer-oriented magazine's annual ranking of online brokerage services, which appeared in the magazine's May 2000 issue.
o DLJdirect received four stars -- the highest rating awarded -- iN BARRON's fifth annual review of online brokers. Measurements included execution, ease of use, reliability, commissions, and range of offerings.
o DLJdirect was again named "Best of the Web" in the spring 2000 special Internet issue of FORBES magazine.
o DLJdirect received number one rankings for reliability, real-time market and company news, IPO availability, bond and options trading, and e-mail alerts in THESTREET.COM Readers' Online Brokers Survey 2000.
o The DLJdirect Web site earned a top ranking in May 2000 in the Keynote Web Broker Trading Index for average response time and success rate for standard stock-order transactions.
o DLJdirect's proprietary investment management and online trading software, DLJdirect MarketSpeedTM 3.0, was awarded "E-Commerce Software - Best Product" and "Online Brokerage Service - Best Product" by the Software & Information Industry Association at the 2000 Codie Awards ceremony honoring excellence for software and information products and services.
o DLJdirect SFG was rated the best online broker in Japan by KABUKO, a Japanese Web site that ranks online brokerages and other service providers.
o DLJdirect UK received top-rated online broker and Web site awards from FIND.CO.UK, the leading directory for UK financial services, INVESTORS CHRONICLE, and the MONEYWISE 2000 GUIDE TO ONLINE BROKING.

ABOUT DLJdirect

DLJdirect is one of the world's premier online brokerage firms offering a diversified range of investment products and services to sophisticated, self-directed investors. As of June 30, 2000, DLJdirect had nearly one million worldwide customer accounts representing nearly $28 billion in assets. Headquartered in Jersey City, N.J., with offices in Parsippany, N.J., Charlotte, N.C., Delray Beach, FL., Sandy City, UT., London, Tokyo, Hong Kong, and Dubai, DLJdirect employs more than 1,500 people. DLJdirect common stock trades on the New York Stock Exchange under the ticker symbol "DIR." For more information on DLJdirect, visit the company's Web site at www.DLJdirect.com.

ABOUT DONALDSON, LUFKIN & JENRETTE

Donaldson, Lufkin & Jenrette (DLJ) is a leading integrated investment and merchant bank serving institutional, corporate, government and individual clients. DLJ's businesses include securities underwriting; sales and trading; investment and merchant banking; financial advisory services; investment research; venture capital; correspondent brokerage services; online, interactive brokerage services; and asset management. Founded in 1959 and headquartered in New York City, DLJ employs approximately 11,300 people worldwide and maintains offices in 13 cities in the United States and 16 cities in Europe, Latin America and Asia. The company has two classes of common stock trading on the New York Stock Exchange. Shares trading under the ticker symbol "DLJ" represent Donaldson, Lufkin & Jenrette, Inc. Shares trading under the ticker symbol "DIR" track the performance of DLJdirect, its online brokerage business. For more information on Donaldson, Lufkin & Jenrette, refer to the company's Web site at www.DLJ.com. The firm's world headquarters are located at 277 Park Avenue, New York, NY 10172.

                                 -TABLES FOLLOW-

                                    DLJdirect
           Combined Summary of Operations (Unaudited) - See note 1 (in thousands, except per share data and financial ratios)

                                                    --------------------------------------------------------------------------
                                                                  QUARTER ENDED                        SIX MONTHS ENDED
                                                                    JUNE 30,                               JUNE 30,
                                                             2000               1999                2000            1999
                                                    --------------------------------------------------------------------------
Revenues:
  Commissions                                          $      45,542       $     35,711       $    120,081    $      67,765
  Underwritings                                                1,594              3,254              4,682            3,681
  Fees                                                        17,711             12,300             36,418           21,469
  Interest                                                    19,142              8,731             37,536           14,436
                                                           ------------      ----------         ------------     ----------

      Total revenues                                          83,989             59,996            198,717          107,351
                                                           ------------      ----------         ------------     ----------

Costs and expenses:
  Compensation and benefits                                   27,046             13,532             54,217           24,215
  Interest                                                       375                322                890              475
  Brokerage, clearing, exchange
    fees, and other                                           12,855              9,220             31,455           18,074
  Advertising                                                 19,990             13,232             38,060           19,333
  Occupancy and related costs                                  3,144                868              5,534            1,410
  Communications and technology                               11,443              5,390             21,544           10,784
  Other operating expenses                                    17,053              6,191             29,465           10,558
                                                           ------------      ----------         ------------     ----------

    Total costs and expenses                                  91,906             48,755            181,165           84,849
                                                           ------------      ----------         ------------     ----------

Income (loss) before income tax provision
(benefit) and equity loss of joint ventures                   (7,917)            11,241             17,552           22,502
                                                           ------------      ----------         ------------     ----------

Income tax provision (benefit)                                (3,353)             5,209              7,297            9,297

Equity in net loss of joint ventures (2)                      (2,057)              (956)            (3,262)            (956)
                                                           ------------      ----------         ------------     ----------

Net income (loss)                                      $      (6,621)      $      5,076       $      6,993    $      12,249
                                                           ============      ==========         ============     ==========

Earnings (loss) per share (3):
   Basic                                               $       (0.06)      $       0.05       $       0.07    $        0.12
   Diluted                                             $       (0.06)      $       0.05       $       0.07    $        0.12
                                                           ============      ==========         ============     ==========
Weighted average notional and outstanding shares:
   Basic                                                     102,650            102,650            102,650          102,650
   Diluted                                                   102,650            104,673            102,651          104,673
                                                           ============      ==========         ============     ==========
Earnings attributable to:
   DLJ Retained Interest                               $      (5,436)      $        222       $      5,741    $         222
   DLJdirect Tracking Stock (1)                               (1,185)                49              1,252               49
                                                           ============      ==========         ============     ==========
Tracking Stock earnings per share (3):
   Basic                                               $       (0.06)      $       0.00       $       0.07    $        0.00
   Diluted                                             $       (0.06)      $       0.00       $       0.07    $        0.00
                                                           ============      ==========         ============     ==========
Tracking Stock weighted average common shares:
   Basic                                                      18,400             18,400             18,400           18,400
   Diluted                                                    18,400             20,423             18,401           20,423
                                                           ============      ==========         ============     ==========

                                    DLJdirect
             Combined Summary of Operations (Unaudited) - See note 1
           (in thousands, except per share data and financial ratios)

                                                   -----------------------------------------------------------------------
                                                            SIX MONTHS ENDED
                                                                JUNE 30,                            2000 VS. 1999
                                                         2000               1999                 $                  %
                                                   -----------------------------------------------------------------------
Revenues:
  Commissions                                         $  120,081       $     67,765       $      52,316             77.2%
  Underwritings                                            4,682              3,681               1,001             27.2%
  Fees                                                    36,418             21,469              14,949             69.6%
  Interest                                                37,536             14,436              23,100            160.0%
                                                        ------------     ----------           -----------      ----------

      Total revenues                                     198,717            107,351              91,366             85.1%
                                                        ------------     ----------           -----------      ----------

Costs and expenses:
  Compensation and benefits                               54,217             24,215              30,002            123.9%
  Interest                                                   890                475                 415             87.4%
  Brokerage, clearing, exchange
    fees, and other                                       31,455             18,074              13,381             74.0%
  Advertising                                             38,060             19,333              18,727             96.9%
  Occupancy and related costs                              5,534              1,410               4,124            292.5%
  Communications and technology                           21,544             10,784              10,760             99.8%
  Other operating expenses                                29,465             10,558              18,907            179.1%
                                                        ------------     ----------           -----------      ----------

    Total costs and expenses                             181,165             84,849              96,316            113.5%
                                                        ------------     ----------           -----------      ----------

Income before income tax provision and equity
in net loss of joint ventures                             17,552             22,502              (4,950)            (22.0)%
                                                        ------------     ----------           -----------      ----------

Income tax provision                                       7,297              9,297              (2,000)            (21.5)%

Equity in net loss of joint ventures (2)                  (3,262)              (956)             (2,306)           (241.2)%
                                                        ------------     ----------           -----------      ----------

Net income                                            $    6,993       $     12,249       $      (5,256)            (42.9)%
                                                        ============     ==========           ===========      ==========

Earnings per share (3):
   Basic                                              $     0.07       $       0.12       $       (0.05)            (41.7)%
   Diluted                                            $     0.07       $       0.12       $       (0.05)            (41.7)%
                                                        ============     ==========           ===========      ==========
Weighted average notional and outstanding shares:
   Basic                                                 102,650            102,650                   0              0.0%
   Diluted                                               102,651            104,673              (2,022)             (1.9)%
                                                        ============     ==========           ===========      ==========
Earnings attributable to:
   DLJ Retained Interest                              $    5,741       $        222       $       5,519               N/M
   DLJdirect Tracking Stock (1)                            1,252                 49               1,203               N/M
                                                        ============     ==========           ===========      ==========
Tracking Stock earnings per share (3):
   Basic                                              $     0.07       $       0.00       $        0.07              0.0%
   Diluted                                            $     0.07       $       0.00       $        0.07              0.0%
                                                        ============     ==========           ===========      ==========
Tracking Stock weighted average common shares:
   Basic                                                  18,400             18,400                   0              0.0%
   Diluted                                                18,401             20,423              (2,022)             (9.9)%
                                                        ============     ==========           ===========      ==========

                                    DLJdirect
             COMBINED SUMMARY OF OPERATIONS (UNAUDITED) - SEE NOTE 1


(1) DLJdirect represents a combination of the assets and liabilities of DLJ Inc.'s existing online discount brokerage and related investment services, rather than a separately incorporated entity. DLJdirect Common Stock tracks the separate performance of these businesses for periods subsequent to the date of the offering ("Tracking Stock"). On May 28, 1999 ("the closing date"), DLJ Inc. issued in an initial public offering,
       18.4 million shares of DLJdirect Common Stock. The shares of DLJdirect Common Stock have no voting rights, except in certain limited circumstances. Even though DLJ Inc. has allocated certain assets, liabilities, revenues, expenses and cash flows to DLJdirect, that allocation will not change the legal title to any assets or responsibility for any liabilities. Holders of Tracking Stock are common stockholders of DLJ Inc. and are subject to all the risks associated with an investment in DLJ Inc.

       As a result of the offering, DLJ Inc. has a retained interest of 82.1% in DLJdirect represented by 84.3 million notional shares. The 18.4 million shares of DLJdirect Tracking Stock reflects the 17.9% owned by the public. Prior to the offering DLJ Inc. had a 100% interest in the earnings of DLJdirect.

(2) DLJdirect has a 50% interest in joint ventures in Japan, Hong Kong and the Middle East which amounts are included in equity from net loss of joint ventures in the combined statement of operations.

(3) Earnings per share amounts have been calculated by dividing net income by the weighted average notional and outstanding tracking shares. For periods prior to the quarter ended September 30, 1999, these amounts are pro forma as if the issuance of the DLJdirect Tracking Stock occurred at the beginning of 1999. Earnings per share amounts for the quarter ended June 30, 2000 are calculated based on actual results. The notional shares represent DLJ's 82.1% retained interest in DLJdirect. Prior to the offering, DLJ Inc. had a 100% interest in the earnings of DLJdirect. These pro forma amounts are presented for comparative purposes only.

       Tracking Stock earnings per common share amounts have been calculated by dividing earnings applicable to common shares by the weighted average actual common shares outstanding. Earnings per share for periods prior to the closing date are not presented as such amounts are not meaningful.